Exhibit 10.1
JOHNSON & JOHNSON
FORM OF CERTIFICATE
STOCK OPTION

Grant Date:	Granted To:

WWID #	Total Shares:

Vesting Date:	Purchase Price:

Grant No.	Grant Type	No. of Shares
NQSO
1.Grant of Option. Subject to the terms and conditions of this Certificate and the Johnson & Johnson 2005 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Johnson & Johnson, a New Jersey corporation, hereby grants you an option to purchase from it the above-stated number of shares of common stock of Johnson & Johnson, par value $1.00 per share (“Common Stock”), at the above-stated price. Except where the context clearly indicates otherwise, each capitalized term used herein shall have the definition assigned to it by this Certificate or, to the extent that this Certificate does not define a capitalized term used herein, by the Plan. A copy of the Plan is available in and from the Office of the Secretary of Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933 (732-524-0400).
2.    Exercise of Option. This option, and the exercise of this option, is subject to all of the terms and conditions relating to Non-Qualified Stock Options (“NQSOs”) contained in the Plan. The terms of the Plan are hereby incorporated herein by reference.
(a)    Vesting. This option may not be exercised until the day following the Vesting Date, provided that if you die or become Disabled while actively employed by the Company, this option shall vest on your date of death or Disability. Once vested, this option shall be exercisable in its entirety. This option may not be exercised after the Expiration Date or after any earlier date on which this option is terminated in accordance with this Certificate.
(b)    Exercise Procedure. Subject to the conditions set forth in this Certificate and the Plan, you may exercise this option by providing a written notice of exercise in accordance with Section 8 hereof. Your exercise of this option shall be effective upon Johnson & Johnson’s receipt of the written notice. This notice must be followed by payment in full of the purchase price and any applicable taxes required by law in accordance with Sections 4 and 8 hereof. You may

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

purchase less than the number of shares covered hereby. You may not exercise this option for a fractional share.
(c)    Continuous Employment Required. Except as otherwise provided in Section 3 hereof, this option may not be exercised unless, on the date of exercise, you are, and have been at all times since the Grant Date, an employee of the Company. For purposes of this option, persons on Company-authorized leaves of absence are considered employees of the Company, but persons on long-term disability are not considered employees of the Company, unless otherwise required by law.
3.    Provisions for Termination.
(a)    Exercise After Termination of Employment. If you cease to be employed by the Company for any reason, then except as otherwise provided in this Section 3,
(i)    if this option has not vested as of your Date of Termination, this option shall become void on your Date of Termination; or
(ii)    if this option has vested as of your Date of Termination, your right to exercise any unexercised portion of this option shall terminate (i) three (3) months after your Date of Termination or (ii) on the Expiration Date, whichever occurs first.
(b)    Exercise After Death. If you die while actively employed by the Company, then this option shall immediately become vested as of your date of death, and your estate or any person who acquires this option by inheritance or devise shall have the right to exercise any unexercised portion of this option during the remaining term of this option.
(c)    Exercise After Disability. If you cease to be employed by the Company due to Disability, then this option shall immediately become vested as of the Date of Termination, and you (or should you die within said period, then by your estate or any person who acquires this option by inheritance or devise) shall have the right to exercise any unexercised portion of this option during the remaining term of this option.
(d)    Retirement. If you Retire from employment with the Company without being terminated for Cause, then you (or should you die within said period, then your estate or any person who acquires this option by inheritance or devise) shall have the right to exercise this option as follows:
(i)    if you have at least ten (10) years of Service with at least five (5) consecutive years of Service immediately before your Date of Termination, or have attained age 62 as of your Date of Termination (“Normal Retirement”), you shall be eligible to exercise any unvested or unexercised portion of this option, in whole or in part, during the remaining term of this option at such times and to the extent you could have exercised this option had your employment not terminated; or

(ii)    if you do not meet the conditions set forth in paragraph (i) of this Section 3(d) (“Early Retirement”), your right to exercise any unexercised portion of your option shall terminate on (x) the third (3rd) anniversary of your Date of Termination or (y) the Expiration Date, whichever occurs first, provided that, if this option is not vested as of your Date of Termination, this option shall become void on that date.
Notwithstanding the foregoing, you will be treated as having terminated employment pursuant to Section 3(a) hereof if at any time prior to the Vesting Date the Committee determines that applying this Section 3(d) to retirees (based on age at the time of termination) and not to all employees violates any law or public policy applicable to you and/or this option (whether as applied to all holders of options or only holders of options in the jurisdiction where you are employed).
(e)    Death Following Normal Retirement. Notwithstanding the foregoing, if you die following your Normal Retirement pursuant to Section 3(d)(i) hereof, then you shall become vested in this option on the date of death and your estate or any person who acquires this option by inheritance or devise shall have the right to exercise any unexercised portion of this option during the remaining term of this option.
(f)    Termination for Cause. Notwithstanding the foregoing, if you ceased to be employed by the Company due to Cause (regardless of whether you otherwise would be eligible for Retirement), then this option shall immediately become null and void on the Date of Termination and you shall forfeit the right to exercise any unexercised portion of this option.
(g)    Option Granted Within Six (6) Months of Termination. Notwithstanding any other provisions of this Section 3, if the Grant Date occurred within the six (6) months immediately preceding your Date of Termination, and your termination of employment was for any reason other than death or Disability, this option shall become null and void on your Date of Termination.
(h)    Employment by a Competitor. Notwithstanding the provisions of Section 3(d) hereof, if you ceased to be employed by the Company due to Retirement and you become Employed by a Competitor within eighteen (18) months after your Date of Termination, then,
(i)    if this option is unvested on the date you are first Employed by a Competitor, this option shall become null and void as of that date; or
(ii)    if this option is vested on the date you are first Employed by a Competitor, you shall have the right to exercise this option until (A) the date that is three (3) months after you are first Employed by the Competitor or (B) the Expiration Date, whichever occurs first.
4.    Payment of Purchase Price. The purchase price for shares of Common Stock purchased upon exercise of this option and any applicable taxes required by law shall be paid in U.S. dollars or, at the discretion of the Committee and in accordance with procedures approved by the Committee, in (1) Common Stock valued at Fair Market Value at the close of the business day immediately preceding the date of exercise or (2) a combination of such Common Stock and cash; provided that:
(i)    fractional shares of Common Stock shall not be accepted in payment of the purchase price;
(ii)    shares of Common Stock that you acquired within the six (6) month period immediately preceding the date of exercise may not be used to pay the purchase price; and
(iii)    shares of Common Stock that were issued to you by Johnson & Johnson upon your exercise of an incentive stock option within the one (1) year period immediately preceding the exercise of this option may not be used to pay the purchase price.
5.    Delivery of Shares; Compliance With Securities Laws, and Other.
(a)    General. Johnson & Johnson shall, after receiving the purchase price for the shares of Common Stock purchased and paid for under this option, make delivery of such shares to you, provided that if any law or regulation requires Johnson & Johnson to take any action with respect to such shares before the issuance thereof, the date of delivery of such shares shall be extended for the period necessary to complete such action.
(b)    Registration and Listing. This option shall not be exercisable unless at the time of exercise there is in effect a current registration statement or amendment thereto under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon exercise of this option and such shares are authorized for listing on the New York Stock Exchange. Nothing herein shall be deemed to require Johnson & Johnson to apply for, to effect or to obtain such registration or listing.
(c)    Compensation Recoupment Policy. You hereby acknowledge and agree that you and this option, including any shares of Common Stock that may be delivered to you pursuant to this option, are subject to the Company’s Compensation Recoupment Policy, as amended from time to time, a current copy of which can be found on the Company’s website at http://www.investor.jnj.com/governance/policies.cfm. The terms and conditions of the Compensation Recoupment Policy hereby are incorporated by reference into this Certificate.
6.    Nontransferability of Option. This option is exercisable during your lifetime only by you, and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution. Nor shall any such rights be subject to execution, attachment or similar process, other than in accordance with the terms of the Plan. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of Johnson & Johnson, become null and void.

7.    No Special Employment Rights; No Rights to Awards. Nothing contained in the Plan or this Certificate shall be construed or deemed by any person under any circumstances to bind the Company to continue your employment for the period within which this option may be exercised or for any other period or interfere in any way with any right of the Company to terminate your employment at any time. You hereby acknowledge and agree that (i) this option does not constitute part of salary, (ii) you are not entitled to receive, under the terms and conditions of employment, or by virtue of accepting or being granted this option, future awards under the Plan or any other plan, (iii) the value of this option shall be excluded from the calculation of any termination indemnities or other severance payments, and (iv) you shall seek all necessary approval under, make all required notifications under, and comply with all laws, rules, and regulations applicable to the ownership of this option and, if applicable, shares of Common Stock, including currency and exchange laws, rules, and regulations.
8.    Notices. Unless Johnson & Johnson notifies you otherwise in writing, all notices, designations, and payments to be submitted to Johnson & Johnson in connection with this option shall be addressed to:
Equity Compensation Resources
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
9.    Definitions. The following capitalized terms shall have the definitions set forth below for purposes of this Certificate:
(a)    “Cause” means your termination by the Company (i) following your conviction for or a plea of nolo contendere to the commission of a felony under federal or state law, or (ii) for an act(s) that, in the Committee’s opinion, constitutes fraud, embezzlement, dishonesty, disclosure of confidential information, the willful and deliberate failure to perform your employment duties in any material respect, a conflict of interest, or any other event that is inimical or contrary to the best interests of the Company. Any determination of “Cause” shall be made by the Committee in its sole discretion, and its determination shall be final and binding.
(b)    “Company” means Johnson & Johnson and its subsidiaries and affiliates, as determined by the Committee.
(c)    “Date of Termination” means the last date on which you were in an active employment status with the Company. Specifically, if you are covered by a severance agreement or arrangement, the Date of Termination shall be your last date of active employment with the Company, not the date corresponding to the end of the severance period. If you become Disabled, your Date of Termination is the date on which you are considered to become Disabled.
(d)    “Disability” or “Disabled” means termination of employment with the Company accompanied by a change in status to “disabled” in accordance with the personnel and/or human resources policy of the Company.

(e)    “Employment by a Competitor” or “Employed by a Competitor” means engaging in any activity or providing services, whether as a director, employee, advisor, consultant, or otherwise, for any corporation or other entity that is a competitor of the Company. The Committee shall determine whether you are Employed by a Competitor in its sole discretion, and its determination shall be final.
(f)    “Expiration Date” means the tenth anniversary of the Grant Date.
(g)    “Grant Date” means the date on which this option is granted, as set forth above.
(h)    “Retire” or “Retirement” means termination of employment after the attainment of age 55.
(i)    “Service” means employment with Johnson & Johnson or one of its subsidiaries or affiliates, while that corporation or other legal entity was a subsidiary or affiliate of Johnson & Johnson, unless the Committee has otherwise provided on or before the Grant Date.
(j)    “Vesting Date” means the date on which this option vests, as set forth above, provided that if this option vests pursuant to Sections 3(b), 3(c), 3(d) or 3(e) hereof, then “Vesting Date” shall mean the date specified in such section.
10.    Miscellaneous.
(a)    Except as provided herein, this Certificate may not be amended or otherwise modified unless evidenced in writing and signed by Johnson & Johnson.
(b)    This Certificate shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflict of laws principles, except to the extent superseded by federal law.
JOHNSON & JOHNSON
By: ______________________________
Helen W. Hsu
Director, Equity Compensation Resources
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933